Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 1, 2005 by and between Ascent Energy Inc., a Delaware corporation (the “Company”), and David A. Rice (the “Executive”).

WITNESSETH:

WHEREAS, the Executive has been providing services to the Company and the Company has been compensating the Executive; and

WHEREAS, the Company desires to continue to employ the Executive upon the terms and conditions and in the capacities set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of-which are hereby acknowledged, the Company and Executive hereby agree as follows:

1. Employment and Term of Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company as Vice President Business Development and Reservoir Engineering for a term beginning on the date hereof (the “Effective Date”) and ending on the third anniversary of such date (the “Term of Employment”). On the second anniversary date hereof and on each annual anniversary of such date thereafter (such date and each annual anniversary thereafter being referred to herein as a “Renewal Date”), the Term of Employment shall be automatically extended so as to terminate two years from such Renewal Date, unless, not less than 90 days prior to such Renewal Date, written notice is given by either the Company or the Executive that the Term of Employment shall not be so extended. In no event, however, will this Agreement extend beyond the Executive’s normal retirement date pursuant to any Company employee benefit plan in which he may be a participant.

2. Scope of Employment. During the Term of Employment, the Executive Agrees to serve as Vice President Business Development and Reservoir Engineering of the Company and will perform the duties and functions as are normal and customary to such positions and that are consistent with the responsibilities contained in the Company’s bylaws and (ii) perform such other duties not inconsistent with his position as are assigned to him, from time to time, by the President and Chief Executive Officer, whom shall have direct supervision over the Executive. Executive also agrees to serve, if elected, as an officer or director of any subsidiary of affiliate of the Company. During the Term of Employment, Executive shall devote his full business time, attention, skill and efforts to the faithful performance of his duties hereunder. The foregoing shall not be construed to prevent the Executive from making investments in businesses or enterprises so long as such investments do not require any services on the part of the Executive in the operation of such business or enterprises and do not violate the terms and conditions of this Agreement.

3. Compensation. During the Term of Employment, in consideration of the Executive’s services hereunder, including, without limitation, service as an officer, director or

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member of any committee of the board of directors of the Company or of any subsidiary or affiliate thereof, and in consideration of the Executive’s covenants regarding confidentiality in Section 5 hereof and noncompetition in Section 6 hereof, the Executive shall receive a salary at the rate of $134,375.17 per year (payable at such regular intervals as other employees of the Company are compensated in accordance with the Company’s employment practices), which amount shall be subject to review annually by the President and Chief Executive Officer and the Board of Directors of the Company and may be adjusted at their discretion, provided that such salary may not be reduced. In addition, the Executive shall be entitled to participate in any applicable bonus, incentive compensation or other programs created by the board of directors of the Company from time to time for the benefit of such employee.

“For purposes of Section 7(c)(i) or 7(d)(i) hereof, “annual rate of total compensation” shall mean the sum of (i) the annual rate of salary set forth above, as the same may be increased from time to time as provided above; and (ii) the most recent annual bonus (whether in cash or securities) awarded the Executive; or (Hi) in the case of clause (ii) above, for purposes of Section 7(d)(i), it shall be the greater of (A) the most recent annual bonus (whether in cash or securities) awarded the Executive, (B) the last annual bonus (whether in cash or securities) awarded the Executive prior to the “Change of Control” and (C) 50% of the annual rate of salary set forth above, as the same may be increased from time to time as provided above.”

4. Additional Compensation and Benefits. As additional compensation for the Executive’s services under this Agreement, the Executive’s covenants regarding confidentiality in Section 5 hereof and noncompetition in Section 6 hereof, during the Term of Employment, the Company agrees to provide the Executive with the non-cash benefits being provided to him on the date of this Agreement (or the equivalent of such benefits) and, -without duplication, any other non-cash benefits provided by the Company to its other officers and key employees as they may exist from time to time. Such benefits shall include leave or vacation time, medical and dental insurance, life insurance, retirement and disability benefits as may hereafter by provided by the Company in accordance with its policies as well as any stock option plan or similar employee benefit program for which key executives are or shall become eligible. The Company shall reimburse the Executive for reasonable and necessary expenses incurred by the Executive in furtherance of the Company’s business, provided that such expenses are incurred in accordance with the Company’s policies and upon presentation of the documentation in accordance with expense reimbursement policies of the Company as they may exist from time to time, and submission to the Company of adequate documentation in accordance with federal income tax regulations and administrative pronouncements.

5. Confidentiality and Other Matters.

(a). Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Company all financial information, customer lists, contracts, books, records, materials, maps, data, reports, including but not limited to, results of exploration, drilling, drill

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cores, cuttings, and other samples, and other information relating to the business or affairs of the Company (such information being collectively referred to herein as the “Confidential Information”). During the Term of Employment and after termination of the Executive’s employment hereunder, the Executive agrees: (i) to take all such precautions as may be reasonably necessary to prevent the disclosure to any third party of any of the Confidential Information; (ii) not to use for the Executive’s own benefit any of the Confidential Information; and (in) not to aid any other person or entity in the use of the Confidential Information in competition with the Company. Notwithstanding any provision contained herein to the contrary, the term “Confidential Information” shall not be deemed to include any general knowledge, skills or experience acquired by the Executive or any knowledge or information known to the public in general. The Executive further agrees that upon termination of his employment for any reason, he will surrender to the Company all Confidential Information, and any copies thereof, produced by him or coming into his possession and agrees that all such materials, and copies thereof, are at all times the property of the Company. The Executive further agrees that he shall not otherwise knowingly act or conduct himself (i) to the material detriment of the Company, its subsidiaries or affiliates, or (ii) in a manner which is inimical or contrary to the interests thereof.

(b). Discoveries and Inventions. If the Executive, in the course of his employment with the Company, makes any discovery, improvement, or invention which pertains to or may be useful in the business of the Company, its subsidiaries or affiliates at the time of cessation of his employment, such discovery, improvement, or invention shall be the exclusive property of the Company. The Executive shall execute and deliver to the Company, with further compensation, any and all documents which the Company deems necessary or appropriate to more fully and more perfectly evidence the Company’s ownership thereof.

(c). Notification of Discoveries. The Executive hereby assigns to the Company all his right, title and interest in and to any and all inventions, discoveries, developments, improvements, techniques, designs, data and all other work products, whether tangible or intangible, as described in 5(b) herein, which Executive conceives, reduces to practice or otherwise creates in the course of his employment and in which the law recognizes any protectable interest. The Executive agrees to perform all acts necessary to enable the Company to learn of and to protect the right it receives hereunder, including, but not limited to, making full and immediate disclosure to the Company.

(d). Non-Solicitation. Without the prior written consent of the Company, the Employee covenants and agrees that during the term of this Agreement and for a period of one year thereafter, he shall not hire or attempt to hire for or on behalf of himself or any business organization, any officer, or employee of the Company, or encourage for or on behalf of himself or any business organization, any officer, or employee to terminate his or her relationship or employment with the Company.

(e). Definitions; Remedies. For purposes of this Section 5, the “Company” shall be defined as the Company and its affiliated companies including (without limitation) its successors and assigns and its subsidiaries and each of their respective successors and assigns. In the event of a breach or threatened breach by the Executive of the provisions of this Section 5,

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the Company shall be entitled to an injunction restraining the Executive from violating such provisions without the necessity of posting a bond therefor. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it at law or in equity. Except as specifically set forth herein, the parties agree that the provisions of this Section 5 shall survive the earlier termination of the Executive’s employment with the Company, as the continuation of this covenant is necessary for the protection of the Company.

6. Noncompetition.

(a). Noncompetition Activities. The Executive acknowledges that the nature of the employment under this Agreement is such as will bring the Executive in personal contact with patrons or customers of the Company and will enable him to acquire valuable information as to the nature and character of the business of the Company, thereby enabling him, by engaging in a competing business in his own behalf, or for another, to take advantage of such knowledge and thereby gain an unfair advantage. Accordingly, the Executive covenants and agrees that he will not, without the prior written consent of the Company during the Term of Employment and for the period of one year thereafter, engage directly or indirectly for himself, or as an agent, representative, officer, director or employee of others, in the exploration for hydrocarbons in fields or properties being developed, or explored by the Company during the time of his employment or prospects on which the Company worked; provided, however, that notwithstanding the foregoing, the Executive may have passive investments in a competing business if such competing business is publicly traded and if such investment constitutes less than five percent (5%) of the equity of such competing business.

(b). Scope. In the event that the provisions of this Section 6 should ever be deemed to exceed the time, geographic or activity related limitations permitted by applicable law, then such provision shall be reformed to the maximum time, geographic or activity related limitations permitted by applicable law. In the event of a breach or threatened breach by Executive of the provisions of this Section 6, the Company shall be entitled to an injunction restraining the Executive from violating such provisions without the necessity of posting a bond therefor. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it at law or in equity. Except as specifically set forth herein, the parties agree that this Section 6 shall remain in effect for its full term notwithstanding the earlier termination of the Executive’s employment with the Company, as the continuation of this covenant is necessary for the protection of the Company. For purposes of this Section 6, the “Company” shall be defined as the Company and its affiliated companies including (without limitation) its successors and assigns and its subsidiaries and each of their respective successors and assigns.

7. Termination.

(a). Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder with Cause (defined below) and without prior notice. If the Company terminates the Executive’s employment with Cause, the Executive shall only be entitled to receive (i) accrued but unpaid compensation pursuant to Section 3 of this Agreement, and (ii) those benefits under Section 4 which are required under the Executive Income Retirement

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Security Act of 1974, as amended (“ERISA”), or other laws. As used in this Agreement, “Cause” shall mean (i) any material failure of the Executive after written notice to perform his duties specified in Section 2 of this Agreement when such failure shall have continued for 30 days after receipt of such notice, (ii) any material failure of the Executive after written notice to follow any written direction of the Board of Directors or the President and CEO when such failure shall have continued for 30 days after receipt of such notice, (Hi) willful misconduct or negligence in the performance of his duties, including but not limited to, the diversion or taking advantage of a corporate opportunity, (iv) commission of fraud by the Executive against the Company, its affiliates or customers, (v) a material breach by the Executive of Sections 5 or 6 of this Agreement, or (vi) conviction of the Executive of a felony offense or a crime involving moral turpitude. If the Company terminates the Executive’s employment for Cause, the Term of Employment shall end upon such termination.

(b). Death or Disability. In the event of the Executive’s death or of the Executive’s sickness or disability of a permanent nature rendering the Executive unable to perform his duties hereunder for a period of 90 consecutive days or 120 days in any twelve month period during the Term of Employment, the Company shall pay to the Executive or the estate of the Executive, as applicable, in the year of death or disability or the year thereafter compensation which would otherwise be payable to the Executive pursuant to Section 3 hereof up to the end of the sixth month after his death or the expiration of the 90 consecutive day period or on the 120* day referred to above, as the case may be, during which he was unable to perform his duties hereunder. The Term of Employment shall end upon the Executive’s death or upon the expiration of the 90 consecutive day period or the 120th day referred to above, as the case may be.

(c). Termination by Company Without Cause or by the Executive with Good Reason. If either the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason (as hereinafter defined), the Company shall:

(i)	pay the Executive, in accordance with the Company’s normal payroll practices, his current rate of total compensation for the remaining term of employment, as extended pursuant to Section 1, or if the Company so elects, pay the Executive such amount in lump sum form within 30 days after the date of such termination;

(ii)	pay the Executive any accrued but unpaid compensation as of the date of the termination of employment; and

(iii)	continue until the first anniversary of the termination of the Executive’s employment, or such longer period as any plan, program or policy or ERISA or other laws may provide, benefits to the Executive as set forth in Section 7(f) below.

As used in this Agreement, “Good Reason” shall mean: (A) the failure by the Company to elect or re-elect or to appoint or re-appoint the Executive to the office of Vice

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President Business Development and Reservoir Engineering of the Company without Cause; (B) a material change by the Company of the Executive’s function, duties or responsibilities that would cause the Executive’s position with the Company to become of less dignity, responsibility, importance or scope from the position and attributes thereof described in Section 2 above; (C) the Company requires the Executive to re-locate his primary office to a location that is greater than 50 miles from the location of the Company as of the date hereof, or (D) any other material breach of this Agreement by the Company and the continuance of such breach for at least 30 days.”

(d). Termination Following a Change of Control. If, within one year of a Change of Control, either the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, then, in addition to any amounts to which the Executive may otherwise be entitled hereunder, the Company shall:

(i)	pay to the Executive, within 30 days after the date of such termination, a lump sum cash payment equal to an additional one (1) times the Executive’s then current annual rate of total compensation;

(e). Change of Control. As used in this Agreement, a “Change of Control” shall mean:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or its affiliates, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (Hi) hereof; or

(ii)	Individuals, who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an

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actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”) in each case, unless, following such Corporate Transaction, (A) (1) all or substantially all of the persons who were beneficial owners of the Outstanding Common Stock immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction, and (2) all or substantially all of the persons who were beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding (1) any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction and (2) any Person approved by the Incumbent Board) beneficially owns, directly or indirectly, 40 percent or more of the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to such Corporate Transaction.

(f). Insurance and Other Special Benefits. To the extent Executive is eligible thereunder, for a period of 12 months following termination pursuant to Section 7(c), or for a period of 24 months following termination pursuant to Section 7(d) hereof, Executive shall continue to be provided life insurance, disability and long term disability policies provided to the Executive on the date hereof or such successor policies in effect at the time of Executive’s termination, and shall also continue to be covered for the applicable period by each other insurance, disability, health or other benefit program, plan or policy by which he was covered at the time of the Executive’s termination. In the event Executive is ineligible to continue to be so covered under the terms of any such life insurance, disability, long-term disability, insurance, health or other benefit program, plan or policy, the Company shall provide to Executive through other sources such benefits, including such additional benefits, as may be necessary to make the benefits applicable to Executive substantially equivalent to those in effect immediately prior to such termination, provided that (i) the costs paid by the Company for such benefit programs do not exceed the costs which it would have paid if such benefit programs were still available to such Executive or (ii) if during such period Executive should enter into the employ of another company or firm which provides to Executive substantially similar benefit coverage, Executive’s

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participation in the comparable benefits provided by the Company, either directly or through such other sources, shall cease. Nothing contained in this paragraph shall be deemed to require or permit termination or restriction of any of Executive’s coverage under any plan or program thereto to which Executive is entitled under the terms of such plan or program, whether at the end of the aforementioned 12- or 24-month period, as the case may be, or at any other time.

(g). Limitation on Payments. If any amount or benefit payable under this Agreement is subject to the excise tax imposed under Section 4999 of the Code, the Executive shall receive the maximum amount permitted without the imposition of an excise tax under Section 4999 of the Code. In making a determination as to whether a payment or other benefit payable under this Agreement would cause an excise tax to be imposed under Section 4999 all payments or benefits under this Agreement shall be consolidated with the benefits provided by all other arrangements, programs, plans, agreements or understandings of any kind between the Company and the Executive if they are of a type that would be included in determining what tax, if any, is due under Section 4999. In the event it is determined that any such excise tax would be due, the Executive shall have the right to elect to reduce any one or more of the agreements, plans, programs, arrangements or understandings in any way that he determines and if any one agreement, plan, program, arrangement or understanding has more than one benefit, he may choose between benefits in order to reach the required reduction overall. The determinations required to be made under this provision shall be made by the Company’s auditors and such determinations shall be final and binding on the Company and the Executive except in the case of manifest error. Should the Company’s auditors fail or refuse to make any determination required by the provision then another accounting firm shall be selected by the mutual agreement of the Company and the Executive, and if they fail to reach an agreement, then the Company shall select one accounting firm at its expense and the Executive shall select a second accounting firm at Executive’s expense; and those two accounting firms shall select the accounting firm which shall make the determination required of the Company’s auditors above.

8. Expenses. The Company shall promptly pay or reimburse Executive for all costs and expenses, including, without limitation, court costs and attorneys’ fees, incurred by Executive as a result of any claim, action or proceeding (including, without limitation, a claim, action or proceeding by Executive against the Company) arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof, provided such Executive’s claim, action or proceeding is materially successful against the Company.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas. Venue and jurisdiction of any action relating to this Agreement shall lie in Collin County.

10. Notice. Any notice, payment, demand or communication required or permitted to be given by this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally or if sent by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at its address set forth below such party’s signature to this Agreement or to such other address as shall have been furnished in writing by such party for whom the communication is intended. Any such notice shall be deemed to be given on the date so delivered.

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11. Severability. In the event any provisions hereof shall be modified or held ineffective by any court, such adjudication shall not invalidate or render ineffective the balance of the provisions hereof.

12. Entire Agreement. This Agreement constitutes the sole agreement between the parties with respect to the employment of the Executive by the company and supersedes any and all other agreements, oral or written, between the parties. This Agreement may not be modified or amended except by a writing signed by the parties.

13. Waiver. Any waiver or breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other terms or conditions, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or any other provision hereof.

14. Assignment. This Agreement is a personal employment contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned or pledged. Subject to Section 7(d) hereof, the Company may assign its rights under this Agreement to (i) any entity into or with which the Company is merged or consolidated or to which the Company transfers all or substantially all of its assets or (ii) any entity, which at the time of such assignment, controls, is under common control with, or is controlled by the Company.

15. Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

16. Section Headings. The section headings in this Agreement have been inserted for convenience and shall not be used for interpretive purposes or to otherwise construe this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above and intend that this Agreement have the effect of a sealed instrument.

ASCENT ENERGY INC.

By:	/s/ Terry W. Carter
Name:	Terry W. Carter
Title:	President, CEO, COO

1700 Redbud Blvd.
Suite 450
McKinney, TX 75069

EXECUTIVE

/s/ David A. Rice
David A. Rice

1903 Normandy Drive
Richardson, TX 75082

Address of Executive

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